Exhibit 10.7

FIFTH AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Fifth Amendment to Employment Agreement (“Amendment”) is made and entered into as of September 16, 2010, by and between CORPORATE OFFICE PROPERTIES, L.P. (the “Employer”), CORPORATE OFFICE PROPERTIES TRUST (“COPT”) and ROGER A. WAESCHE, JR. (the “Executive”).

WHEREAS, the Employer, COPT and the Executive are parties to an Employment Agreement, dated as of September 12, 2002, as amended (the “Agreement”); and

WHEREAS, the parties hereto desire to amend the Agreement pursuant to Section 11(b) of the Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.             Section 4(c)(ii) of the Agreement is hereby amended by (a) adding the following immediately prior to the period at the end thereof “to the extent such options or restricted shares are subject to a time-based vesting schedule” and (b) adding the following sentence to the end thereof:

“Any accelerated vesting of the Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable award agreement.”

As amended and restated, such section shall read as follows:

“            (ii)          Notwithstanding the vesting schedule otherwise applicable, in the event of a termination governed by this subparagraph (c) of Section 4, the Executive shall be fully vested in all of the Executive’s options and restricted shares under any Stock Plan or similar program to the extent such options or restricted shares are subject to a time-based vesting schedule.  Any accelerated vesting of the Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable award agreement.”

2.             Section 4(c)(iii) of the Agreement is hereby amended by deleting such subsection in its entirety and substituting therefor the following:

“(iii)  Any cash payment to the Executive under this Section 4(c) will be made monthly over twelve (12) months.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), each installment payment is considered a separate payment.”

3.             Section 4(f) of the Agreement is hereby amended by (a) adding the following immediately prior to the period at the end of the last sentence thereof “to the extent such options or restricted shares are subject to a time-based vesting schedule” and (b) adding the following sentence to the end thereof:

“Any accelerated vesting of the Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable award agreement.”

As amended and restated, such section shall read as follows:

“(f)          TERMINATION UPON DEATH.  In the event payments are due and owing under this Agreement at the death of the Executive, such payments shall be made to such beneficiary, designee or fiduciary as Executive may have designated in writing, or failing such designation, to the executor or administrator of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive.  Such payments shall be in addition to any other death benefits of the Employer made available for the benefit of the Executive, and in full settlement and satisfaction of all payments provided for in this Agreement.  Notwithstanding the vesting schedule otherwise applicable in the event of a termination governed by this subparagraph (f) of Section 4, all options and restricted shares granted to the Executive under any Stock Plan or similar program shall be fully vested to the extent such options or restricted shares are subject to a time-based vesting schedule.  Any accelerated vesting of the Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable award agreement.”

4.             Section 4(g) of the Agreement is hereby amended by (a) adding the following immediately prior to the period at the end of the last sentence thereof “to the extent such options or restricted shares are subject to a time-based vesting schedule” and (b) adding the following sentence to the end thereof:

“Any accelerated vesting of the Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable award agreement.”

As amended and restated, such section shall read as follows:

“(g)         TERMINATION UPON DISABILITY.  The Employer may terminate the Executive’s employment after the Executive is determined to be disabled under the long-term disability program of the Employer then covering the Executive or by a physician engaged by the Employer and reasonably approved by the Executive.  In the event of a dispute regarding the Executive’s ‘disability,’ such dispute shall be resolved through arbitration as provided in paragraph (d) of Section 11 hereof, except that the arbitrator appointed by the American Arbitration Association shall be a duly licensed medical doctor.  The Executive shall be entitled to the compensation and benefits provided for under this Agreement during any period of incapacitation occurring during the term of this Agreement, and occurring prior to the establishment of the Executive’s ‘disability’ during which the Executive is unable to work due to a physical or mental infirmity.  Notwithstanding anything contained in this Agreement to the contrary, until the date specified in a notice of termination relating to the Executive’s disability, the Executive shall be entitled to return to his positions with the Employer as set forth in this Agreement, in which event no disability of the Executive will be deemed to have occurred.  Notwithstanding the vesting schedule otherwise applicable, in the event of a termination governed by this subparagraph (g) of Section 4, the Executive shall be fully vested in all of the Executive’s options and restricted shares under any Stock Plan or similar program to the extent such options or restricted shares are subject to a time-based vesting schedule.  Any accelerated vesting of the Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable award agreement.”

5.             Section 4(h)(i) of the Agreement is hereby amended by inserting the following as the second sentence of such Section:

“Such Termination Payment shall be payable in accordance with Section 4(c)(iii) of the Agreement.”

6.             Section 4(h)(i) of the Agreement is hereby further amended by inserting the following within the proviso within the second sentence thereof after the phrase “under any Stock Plan or similar program” and immediately before the phrase “and shall be allowed”:

“to the extent such options or restricted shares are subject to a time-based vesting schedule (any accelerated vesting of Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable Stock Plan, program or award agreement),”

As amended and restated, such Section 4(h)(i) shall read as follows:

“            (i)           In the event of a Change in Control (as defined below) and the termination of the Executive’s employment by Executive or by the Employer under either 1 or 2 below, the Executive shall be entitled to a Termination Payment equal to the sum of: (w) three (3) times the rate of annualized Base Salary then payable to the Executive, plus (x) three (3) times the average of the three (3) most recent annual Performance Bonuses that the Executive received.  Such Termination Payment shall be payable in accordance with Section 4(c)(iii) of the Agreement.  The Employer shall also continue for the Executive the Post-Termination Perquisites and Benefits for the same period and to the same extent as provided in paragraph (c) of this Section 4; provided, however, that notwithstanding the vesting schedule otherwise applicable, immediately following a Change in Control (whether or not the Executive’s employment is terminated), the Executive shall be fully vested in all of Executive’s options and restricted shares outstanding under any Stock Plan or similar program to the extent such options or restricted shares are subject to a time-based vesting schedule (any accelerated vesting of Executive’s options and restricted stock under any Stock Plan or similar program that is subject to performance-based vesting shall occur in accordance with the terms of the applicable Stock Plan, program or award agreement), and shall be allowed a period of eighteen (18) months following the termination of employment of the Executive for the Executive’s exercise of such options.  The following shall constitute termination under this paragraph:”

7.             Section 4(h)(ii)2 of the Agreement is hereby amended by (a) replacing the phrase “Approval by the stockholders of COPT or the Employer of” with “The consummation of”, and (b) deleting the phrase “a complete or substantial liquidation or dissolution, or an agreement for” within part (2) thereof.  As amended and restated, such section shall read as follows:

“            2.           The consummation of: (1) a merger or consolidation of COPT or the Employer, if the stockholders of COPT or the Employer immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of COPT or the Employer outstanding immediately before such merger or consolidation; or (2) the sale or other disposition of all or substantially all of the assets of COPT or the Employer.

8.             Section 4(h)(ii) of the Agreement is hereby amended by adding the following as a new subsection 3 thereto:

“            3.           Approval by the stockholders of COPT or the Employer of a complete or substantial liquidation or dissolution of COPT or the Employer.”

9.             The Agreement is hereby amended by inserting the following as a new Section 12 to the Agreement:

“12.        SECTION 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Employer determines that the Executive is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided (as applicable) until the date that is the earlier of (x) the Executive’s death or (y) the later of (A) six months and one day after the Executive’s separation from service, or (B) the 18th month anniversary of the date of this Amendment.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during such period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employer or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           To the extent that any payment or benefit described in this Agreement constitutes ‘non-qualified deferred compensation’ under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s ‘separation from service.’  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)           The Employer and COPT make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”

10.          All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

11.          The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Maryland.

12.          This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

“Employer”		“Executive”
Corporate Office Properties L.P., a
Maryland limited liability corporation

By:	/s/ Randall M. Griffin	/s/ Roger A. Waesche, Jr.
	Randall M. Griffin	Roger A. Waesche, Jr.
President and Chief Executive Officer

Corporate Office Properties Trust, a Maryland business trust

By:	/s/ Randall M. Griffin
Randall M. Griffin
President and Chief Executive Officer